Filed Pursuant to Rule 424(b)(7)

Registration No. 333-232534

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus dated July 3, 2019)

NATIONAL RESEARCH CORPORATION

14,524,566 Shares of Common Stock Offered by Selling Shareholders

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The following information amends and supplements information contained in the prospectus, dated July 3, 2019 (the “Prospectus”). This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus, except to the extent that information that is presented herein supersedes the information contained in the Prospectus. This Prospectus Supplement No. 1 is not complete without, and may only be delivered or utilized in connection with, the Prospectus, including any amendments or supplements thereto.

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Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 4 of the Prospectus.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is July 21, 2021.

ABOUT THIS PROSPECTUS SUPPLEMENT

This Prospectus Supplement No. 1 is being filed to amend and supplement information that appears under the caption “Selling Shareholders” in the Prospectus. Capitalized terms that are not defined in this Prospectus Supplement No. 1 are defined in the Prospectus.

SELLING SHAREHOLDERS

The following information is being provided to update the Selling Shareholders table in the Prospectus to (1) reflect Amandla LLC and Amandla II LLC as the direct owners of the shares of Common Stock listed as being beneficially owned by Amandla MK Trust (all of the equity interests of Amandla LLC and Amandla II LLC are owned by Amandla MK Trust) and (2) replace The K/I/E Trust under agreement dated 10/24/18 with Common Property Trust, which owns all of the equity interests of Common Property Trust LLC, which directly owns the shares of Common Stock previously owned by The K/I/E Trust under agreement dated 10/24/18.

Seller Shareholder	Shares of Common Stock Beneficially Owned Prior to Offering	Shares of Common Stock Being Offered	Shares of Common Stock to be Beneficially Owned After Offering	Percent of Common Stock to be Beneficially Owned After Offering
Amandla MK Trust (1)	6,237,436	6,237,436	0	0.0%
Common Property Trust (2)	4,772,522	4,751,522	21,000	0.0%

(1)    Amandla MK Trust owns all of the equity interests of Amandla LLC and Amandla II LLC. Amandla LLC directly owns 4,353,231 shares of Common Stock and Amandla II LLC directly owns 1,884,205 shares of Common Stock.

(2)     Common Property Trust owns all of the equity interests of Common Property Trust LLC. Common Property Trust LLC directly owns 4,772,522 shares of Common Stock.